Exhibit 10.14

February 5, 2008 Mr. Peter Call 7885 Lewiston Road Batavia, New York 14020	99 GARNSEY ROAD PITTSFORD, NY 14534 (585) 419-8800 DAVID M. MEHALICK DIRECT: (585) 419-8657 FAX: (585) 419-8817 DMEHALICK@HARRISBEACH.COM

Mr. Stephen R. Wright

Pro-Fac Cooperative, Inc.

590 Willow Brook Office Park

Fairport, New York 14450

Re:	Employment Agreement
Extension

Dear Pete and Steve:

          In my capacity as counsel to Pro-Fac Cooperative, Inc., I have been asked to prepare this letter setting out the terms and conditions under which Steve’s employment with Cooperative will be extended beyond the expiration of his current employment agreement, dated July 30, 2004 as previously extended by a letter amendment dated March 23, 2006 (the “Agreement”). The Agreement otherwise expires on August 19, 2008.

          The parties have agreed that the terms and conditions set out in the current employment agreement will be continued in full force and effect except for the following changes.

          1.      The address of the Cooperative is hereby changed to 590 Willow Brook Office Park, Fairport, New York 14450 in the introductory paragraph of the Agreement.

          2.      The term of the Agreement as set forth in Section 4 is extended from August 19, 2008, and shall be terminable by either party providing at least six (6) months written notice in advance of a termination date.

          3.      Section 5.b. of the Agreement is revised so that subparagraph (i) reads as follows and to delete all of subparagraph (ii) except the first sentence, and to delete the first sentence of subparagraph (iii).

(i)      The Company may terminate this Agreement and Wright’s employment without cause by giving Wright six (6) months’ notice of termination. In such event, the Company shall continue to pay Wright’s regular compensation and benefits until the expiration of the notice period. If the Company terminates this Agreement without cause, it shall continue Wright’s regular salary and health insurance benefits for the remainder of the month in which such termination becomes effective and for a period of six (6) months thereafter.

99 GARNSEY ROAD PITTSFORD, NY 14534 (585) 419-8800 DAVID M. MEHALICK DIRECT: (585) 419-8657 FAX: (585) 419-8817 DMEHALICK@HARRISBEACH.COM
4.

Section 10 of the Agreement is amended to read as follows:

Effective July 1, 2008, the Company shall pay Wright an annualized salary of $200,000, and effective July 1, 2009, the Company shall pay Wright an annualized salary of $210,000, and effective July 1, 2010, the Company shall pay Wright an annualized salary of $220,000. Such salary shall be payable in bi-weekly installments, subject to withholding for tax purposes and for other deductions required by law.

5.	Section 11 of the Agreement is amended to add the following provisions at the end thereof:

For each fiscal year of the Company beginning with the 2009 fiscal year for which Wright remains employed by the Company, the Company shall pay Wright a bonus equal to the ten percent (10%) of the increase, if any, in the net income of the Company over the net income of the Company for the 2008 fiscal year. For purposes of this Section 11, the term “net income” shall mean the Company’s margin income less the Company’s operating expenses, but disregarding interest income and interest expense. The net income for fiscal year 2008 shall be determined by the Executive Committee of the Board of Directors after the completion of the fiscal year and shall be communicated to Wright. The amount of any bonus under this Section 11 shall be determined by the Executive Committee and shall be paid by the Company by September 15 following the end of the fiscal year to which it relates; provided, however, that such payment may be delayed in the event the determination of net income for a fiscal year is not available as of such date.

          6.     The parties agree that Mr. Wright may continue to perform his services for the Cooperative at the Cooperative’s offices or at such other ancillary office as Mr. Wright shall establish provided the quality of such services shall be consistent with services as provided at the Cooperative’s offices.

          If this letter sets forth your understanding of the terms and conditions under which Cooperative is extending the employment agreement with Steve, each of you should sign and date in triplicate this signature page to the letter in the spaces provided below. Please return two of the executed signature pages to me. I will provide each of you with a counterpart signature so that your extension letter is complete. I will retain the third original of the extension letter in the Cooperative’s legal files.

Sincerely yours,

/s/ David M. Mehalick

David M. Mehalick

For good and valuable consideration, the receipt of which is hereby acknowledged, I agree to the terms of this letter extending the employment of Stephen R. Wright on behalf of Pro-Fac Cooperative, Inc. by executing this signature page this 14 day of February, 2008.

PRO-FAC COOPERATIVE, INC.

By:	/s/ Peter Call
Name:	Peter Call
Title:	President

For good and valuable consideration, the receipt of which is hereby acknowledged, I agree to the terms and conditions set out in this letter extending my employment agreement with Pro-Fac Cooperative, Inc., on this 11 day of February, 2008.

/s/ Stephen R. Wright
Name: Stephen R. Wright

191968 49381.4

99 GARNSEY ROAD PITTSFORD, NY 14534 (585) 419-8800 DAVID M. MEHALICK DIRECT: (585) 419-8657 FAX: (585) 419-8817 DMEHALICK@HARRISBEACH.COM